EXHIBIT 5
December 23, 2004

Board of Directors
Archer-Daniels-Midland Company
4666 Faries Parkway
Decatur, Illinois 62526

Re:    Archer-Daniels-Midland Company Registration Statement on Form S-8

Ladies and Gentlemen:

I am the General Counsel of Archer-Daniels-Midland Company, a Delaware corporation (the “Company”), and have acted as counsel to the Company in connection with the filing under the Securities Act of 1933, as amended, of a Registration Statement on Form S-8, dated the date hereof (the “Registration Statement”), relating to the ADM Deferred Compensation Plan for Selected Management Employees I (the “Plan”) and the issuance under the Plan of deferred compensation obligations (the “Obligations”), which represent the obligation of the Company to pay deferred compensation and other amounts credited to accounts established under the Plan in the future in accordance with the Plan. In that capacity, I have examined originals or copies, certified or otherwise identified to my satisfaction, of such documents and corporate records relating to the Obligations as I have deemed necessary or appropriate in connection with this opinion, including the Company’s Restated Certificate of Incorporation, as amended, its Bylaws, as amended, the Plan, and the Registration Statement. I have also reviewed such matters of law as I have deemed necessary for this opinion. Accordingly, based upon the foregoing, I am of the opinion that:

1. The Company is duly and validly organized and existing and in good standing under the laws of the State of Delaware.

2. All necessary corporate action has been taken by the Company to adopt the Plan, and the Plan is a validly existing plan of the Company.

3. When issued by the Company in the manner provided in the Plan, the Obligations will be valid and binding obligations of the Company, enforceable against the Company in accordance with their terms, subject as to enforcement to (i) bankruptcy, insolvency, reorganization, arrangement or other laws of general applicability relating to or affecting creditors’ rights, and (ii) general principles of equity, whether such enforcement is considered in a proceeding in equity or at law.

I consent to the filing of this opinion as an exhibit to the Registration Statement. I also consent to the reference to me under the caption “Interests of Named Experts and Counsel” contained in the Registration Statement.

Very truly yours,

/s/ David J. Smith
David J. Smith
Executive Vice President,
Secretary and General Counsel